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                                                                   EXHIBIT 10.02

                                      EMPLOYMENT AGREEMENT OF PATRICK S. PITTARD

                             HEIDRICK & STRUGGLES
                        Consultants in Executive Search


Richard D. Nelson,
Partner, Chief Financial and
Administrative Officer, Counsel                              September 18, 1997



Mr. Patrick S. Pittard
6390 River Chase Circle
Atlanta, Georgia 30328

Dear Pat:

     The purpose of this letter is to amend and restate your employment agreement with Heidrick & Struggles, Inc. upon your January 23, 1997, election as President-CEO of the company, as follows:

1. Effective January 23, 1997, your monthly base salary will be $41,666.66 (which is $500,000.00 annually). Currently, salaries are reviewed annually in December, so that your first annual salary review will be in December 1997.

2. You will continue to be eligible for a discretionary bonus. During your tenure as CEO, your bonus range will be 40% to 140% of your base compensation. You understand that all bonuses are discretionary and not earned until declared by the Board of Directors or the Executive Committee of the Board of Directors. Currently, all bonuses are paid in December, and all bonuses are payable only if you are in the employ on the bonus payment date(s).

3. You have requested that you be permitted, at your option, to have a paid leave of absence of up to 12 months following the end of your current term as CEO, provided that the firm is doing well and there is no pressing business reason to postpone or shorten this leave of absence. You have also requested that during your leave of absence you be paid $25,000.00 for each month of your leave (i.e., $300,000.00 for the year).

     If you do not return to the firm following your leave of absence, you have agreed to immediately repay to the firm all of the $25,000.00 monthly compensation payments that you received during your leave of absence. In addition, if you should leave the firm (other than due to death or disability) during the 24 month period following your leave of absence you will, on your effective date of termination, repay to the firm an amount equal to the total of all of the $25,000.00 monthly compensation payments
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Mr. Patrick S. Pittard
September 18, 1997
Page Two


    you received during your leave of absence multiplied by a fraction the denominator of which is 24 and the numerator of which is the number of full or fractional calendar months remaining between the effective date of your leaving the firm and the end of the 24 month period following the end of your leave of absence.

    If you and the firm mutually agree, the payments to you during your leave of absence may be in the form of a loan for a sum less than $25,000.00 per month, which loan would be forgiven ratably over the 24 months following your return to the firm, plus a "gross-up" payment for the difference between the monthly loan amount and $25,000.00. The "gross-up" and loan forgiveness amount will be in addition to the amount payable under Section 4 below.

    This letter confirms that the company, pursuant to Executive Committee authorization, has approved your request and that the Chief Financial and Administrative Officer has been authorized to carry out the administrative details of the above.

4. During your leave of absence it is the firm's expectation and desire that you will continue to maintain your business development related activities so that when you return to the firm to continue your executive search practice your business contacts and relationships will have been retained. The firm will reimburse you (upon receipt of the customary expense report) for your reasonable business development related expenses consistent with your past activities.

5. For the 24 month period following your return to the firm from your leave of absence, your total compensation (base and bonus) shall be guaranteed to be not less than $750,000.00 for the first 12 months and $500,000.00 for the second 12 months.

6. If, during your tenure with the firm as President-CEO, the firm decides to terminate your employment without cause, you will be given at least 12 months' notice of termination or 12 months' pay (at the rate of your then current monthly base salary) in lieu of notice.

7. You will continue to be eligible to participate in our fringe benefit program in accordance with the programs' terms.

8. Our fringe benefit programs, bonus programs, and policies are reviewed from time to time by the company's management. Therefore, our programs and policies may be modified, amended or terminated at any time.

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Mr. Patrick S. Pittard
September 18, 1997
Page Three

9. You will continue to be an "employee at will," provided however that if, during your term as CEO of our firm, your employment with the firm is terminated by the firm for any reason other than cause, you will be paid an amount equal to your total cash compensation for the last three full fiscal years ending September 30 divided by three.

10. Two copies of our current agreement relating to trade secrets, confidential information, clients, etc., are enclosed. Please review and sign both copies and return one to me for processing.

11. This letter of agreement, which contains our understanding, can be amended only in a writing which is signed by you and the Chief Administrative Officer of the company.

To acknowledge your approval, please sign and return to me one copy of this letter together with the agreement referred to in Item 10 above.


                             Very truly yours,

                             /s/ Richard D. Nelson

                             Richard D. Nelson




ACCEPTED:



/s/ Patrick S. Pittard                                  9/18/97
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    Patrick S. Pittard                                   Date

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                             HEIDRICK & STRUGGLES
                        Consultants in Executive Search



                                                September 18, 1997




Mr. Patrick S. Pittard
6390 River Chase Circle
Atlanta, Georgia 30328

Dear Pat:

        In your capacity as an employee of Heidrick & Struggles, Inc. (H&S) you may have reason to be in possession of H&S confidential information and property. In order to protect such information and property we ask you to acknowledge and agree to the following as condition for initial and continuing employment as an H&S employee:

CONFIDENTIAL INFORMATION
------------------------

Over many years Heidrick & Struggles, Inc. ("H&S") and H&S employees in the ordinary course of their employment with and on behalf of H&S have (and continue to), at considerable expense, developed and created procedures, manuals, computer programs and printouts, systems, lists, and data which constitute trade secrets/confidential information which are valuable property rights of H&S ("confidential information").

Confidential information shall mean information which is not generally known to the public which is used in our business including, but not limited to, products or services; fees, costs and pricing structure; designs; analyses; drawings; photographs; reports; computer software, including operating systems, applications, and program listings, flow charts, manuals and documentation; data bases; accounting and business methods; inventions and new developments and methods whether or not reduced to practice; H&S clients and their confidential information; client lists; all copyrightable works; and all similar and related information in whatever form. Confidential information shall not include any information which has been published in a form generally available to the public prior to the date upon which the Employee proposes to disclose such information.

You, as an H&S employee, may become privy to some of our confidential information.

        1. You agree that you will not, during or after the term of your employment, in whole or in part, make personal use of, or disclose to any person, firm, corporation, association, or other entity, for any reason whatsoever, any H&S confidential information or property rights, whether now existing or hereafter developed.
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Mr. Patrick S. Pittard
September 18, 1997
Page Two


        2. If, for any reason, your employment with H&S terminates, you agree to (a) cooperate with H&S so that all clients of H&S and particularly clients for whom you have rendered services, may be retained by H&S; and (b) promptly return and deliver to H&S all of the papers, records, film, documents, property, computer drives and discs, materials, etc. (and all copies, notes, and memoranda thereof), which you may have relating, in any way, to the business or clients of H&S, all of which is and shall be the exclusive property of H&S.

COMPANY PROPERTY
----------------

In your capacity as an employee of Heidrick & Struggles, Inc. (H&S) you may have reason to be in possession of H&S property. Examples of such items are personal computers, office supplies, software packages, personally created databases with H&S client information/people/business, related data, etc. in consideration of giving you possession and use of this property, we ask that you acknowledge and agree to the following:

        1. All property supplied by H&S to you or created by you with H&S property (including, but not limited to, personal computers, printers, personally created databases, and software packages and all copies thereof) is H&S property and will remain H&S property unless and until otherwise mutually agreed upon in writing by H&S and you.

        2. If, for any reason, your employment with H&S terminates or H&S requests the return of H&S property, you agree to promptly return and deliver to H&S all H&S property.

             Upon your signing, this letter shall become a binding agreement construed and enforced in accordance with the laws of the State of Illinois.


                                  HEIDRICK & STRUGGLES, INC.


                                  By: /s/ Richard D. Nelson
                                      -----------------------
                                       Richard D. Nelson

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Mr. Patrick S. Pittard
September 18, 1997
Page Three

I have read and understand the above
and agree to be bound by this letter
agreement.



/s/ Patrick S. Pittard                            9/18/97
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Patrick S. Pittard                               Date